Pricing supplement No. 863BH To product supplement BH dated April 8, 2010, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated April 8, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$9,928,000    Reverse Exchangeable Securities Linked to Seven Equally Weighted Reference Underlyings due July 15, 2010

General
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The Reverse Exchangeable Securities Linked to Seven Equally Weighted Reference Underlyings due July 15, 2010 (the “securities”) are designed for investors who seek a higher coupon than the current yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating, in exchange for exposure to any negative performance of each Reference Underlying. Investors should be willing to forgo the potential to participate in any appreciation of any Reference Underlying, be willing to accept the risks of owning equities in general and the Reference Underlyings in particular and be willing to lose some or all of their initial investment at maturity. Any payment on the securities, including coupon payments and the Payment at Maturity, is subject to the ability of the Issuer to pay its obligations as they become due.

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The securities will pay a coupon at a rate of 14.70% per annum (approximately 3.675% over the term of the securities). Coupons will be payable monthly in arrears on May 17, 2010, June 15, 2010 and the Maturity Date.

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The securities do not guarantee any return of your initial investment at maturity. Instead, the Payment at Maturity will be comprised of separate payments with respect to each Reference Underlying, each such payment based on whether the Closing Price of the relevant Reference Underlying is equal to or greater than its Threshold Price on each Trading Day during the Observation Period for such Reference Underlying or, if the Closing Price of such Reference Underlying is less than its Threshold Price on any Trading Day during the Observation Period for such Reference Underlying, on the Final Price of such Reference Underlying, as described below.

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The Payment at Maturity may consist of only cash, only common stock or a combination of cash and common stock depending on the performance of each Reference Underlying. For each Reference Underlying, the payment per $1,000 security Face Amount will be either (i) a cash payment of $1,000 multiplied by the weighting of such Reference Underlying or (ii) in certain circumstances, physical delivery of shares of such Reference Underlying (or, at our option, the Cash Value thereof), as described below. Any accrued and unpaid coupon payments will also be made at maturity.

•	Senior unsecured obligations of Deutsche Bank AG due on July 15, 2010
•	Denominations of $1,000 (the “Face Amount”) and minimum investments of $1,000
•	The securities priced on April 8, 2010 (the “Trade Date”) and are expected to settle on April 13, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Reference Underlyings:
Reference Underlying	Ticker	Weighting	Relevant Exchange	Initial Price	Threshold Price
CONSOL Energy Inc.	CNX	1/7	New York Stock Exchange	44.97	33.73, equal to 75% of the Initial Price
Ford Motor Company	F	1/7	New York Stock Exchange	12.63	9.47, equal to 75% of the Initial Price
Lennar Corporation	LEN	1/7	New York Stock Exchange	17.26	12.95, equal to 75% of the Initial Price
Royal Caribbean Cruises Ltd.	RCL	1/7	New York Stock Exchange	33.93	25.45, equal to 75% of the Initial Price
RadioShack Corporation	RSH	1/7	New York Stock Exchange	23.04	17.28, equal to 75% of the Initial Price
SanDisk Corporation	SNDK	1/7	Nasdaq Global Select Market	35.61	26.71, equal to 75% of the Initial Price
United States Steel Corporation	X	1/7	New York Stock Exchange	66.26	49.70, equal to 75% of the Initial Price
Issue Price:	100% of the Face Amount
Term:	3 months
Coupon:	14.70% per annum (approximately 3.675% over the term of the securities), payable monthly in arrears based on a 30/360 day count fraction
Coupon Payment Dates:
The Coupon will be payable monthly in arrears on May 17, 2010, June 15, 2010 and the Maturity Date. See “Selected Purchase Considerations – Monthly Coupon Payments” in this pricing supplement for more information.

Payment at Maturity:
The payment you will receive at maturity (excluding any accrued and unpaid coupon payment) will be comprised of separate payments with respect to each Reference Underlying. The portion of the Payment at Maturity attributable to each Reference Underlying will be based on the individual performance of such Reference Underlying and will be calculated as follows:

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If the Closing Price of such Reference Underlying is equal to or greater than its Threshold Price on each Trading Day during the Observation Period, you will receive, with respect to such Reference Underlying, a cash payment per $1,000 security Face Amount equal to $1,000 multiplied by the weighting of such Reference Underlying.

•	If the Closing Price of such Reference Underlying is less than its Threshold Price on any Trading Day during the Observation Period, then:
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If the Final Price of such Reference Underlying is equal to or greater than its Initial Price, you will receive, with respect to such Reference Underlying, a cash payment per $1,000 security Face Amount equal to $1,000 multiplied by the weighting of such Reference Underlying; or

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If the Final Price of such Reference Underlying is less than its Initial Price, you will receive, with respect to such Reference Underlying, the Physical Delivery Amount or, at our option, the Cash Value thereof.  Fractional shares will be paid in cash.

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The payments with respect to each Reference Underlying will be aggregated to determine the Payment at Maturity per $1,000 security Face Amount.  You may receive a Payment at Maturity of only cash, only common stock or a combination of cash and common stock depending on the performance of each Reference Underlying as described above.  The Payment at Maturity or the Cash Value thereof may be significantly less than $1,000 per $1,000 security face amount.

If the Closing Price of any Reference Underlying is less than its Threshold Price at any time during the Observation Period for such Reference Underlying, and the Final Price of such Reference Underlying is less than its Initial Price, the market value of the Reference Underlying(s) delivered at maturity or the Cash Value thereof (excluding any coupon payments) will be less than $1,000 multiplied by the weighting of such Reference Underlying(s). If the conditions in the previous sentence are true of every Reference Underlying, the Payment at Maturity may be zero.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$15.00	$985.00
Total	$9,928,000.00	$148,920.00	$9,779,080.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.  The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $15.00 per $1,000.00 security Face Amount.
The agent for this offering is our affiliate.  For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$9,928,000.00	$707.87
Deutsche Bank Securities
  April 8, 2010

(Key Terms continued from previous page)

Physical Delivery Amount:
With respect to each Reference Underlying, the Physical Delivery Amount per $1,000 security Face Amount will be a number of shares of such Reference Underlying equal to:
Cash Value of such Reference Underlying
 Final Price of such Reference Underlying

Cash Value:
For each Reference Underlying, per $1,000 security Face Amount:
($1,000 + ($1,000 × Reference Underlying Return of such Reference Underlying)) × weighting of such Reference Underlying where the “Reference Underlying Return” of such Reference Underlying is equal to:
Final Price of such Reference Underlying – Initial Price of such Reference Underlying
Initial Price of such Reference Underlying

Threshold Price:	With respect to each Reference Underlying, 75% of the respective Reference Underlyings’ Initial Price, as set forth in the table above under “Reference Underlying”.
Observation Period:
With respect to each Reference Underlying, the period of Trading Days commencing on (and excluding) the Trade Date to (and including) the Final Valuation Date, excluding any Trading Day on which a market disruption event occurs or is continuing with respect to such Reference Underlying.

Initial Price:	With respect to each Reference Underlying, the Closing Price of such Reference Underlying on the Trade Date, as set forth in the table above under “Reference Underlyings”.
Final Price:	With respect to each Reference Underlying, the Closing Price of such Reference Underlying on the Final Valuation Date.
Closing Price:
With respect to each Reference Underlying, the closing price of such Reference Underlying on the relevant date of calculation, subject to adjustment upon the occurrence of certain corporate events affecting such Reference Underlying. See “Description of Securities — Anti-dilution Adjustments — Anti-dilution Adjustments for Common Stock” in the accompanying product supplement.

Trade Date:	April 8, 2010
Final Valuation Date:
July 8, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:
July 15, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP / ISIN:	2515A0 3M 3 / US2515A03M39

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement BH dated April 8, 2010, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement BH dated April 8, 2010:
http://www.sec.gov/Archives/edgar/data/1159508/000119312510079492/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable at Maturity

The following tables reflect three hypothetical scenarios for the Payment at Maturity per $1,000 security Face Amount. In each scenario, the portion of the Payment at Maturity per $1,000 security Face Amount for seven hypothetical Reference Underlyings is shown. Each scenario assumes an Initial Price of $100.00 and a Threshold Price of $75.00 for each hypothetical Reference Underlying and an annual Coupon of 14.70% (approximately 3.675% over the term of the securities). The Initial Prices and Threshold Prices used below are for illustrative purposes only and are not the actual Initial Prices and Threshold Prices as determined on the Trade Date. The actual payments with respect to each Reference Underlying will be aggregated to determine the Payment at Maturity per $1,000 security Face Amount.  You may receive a Payment at Maturity of only cash, only common stock or a combination of cash and common stock depending on the performance of each Reference Underlying. The following results are based solely on hypothetical values and do not reflect any coupons on the securities. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables below have been rounded for ease of analysis.

Table 1 – Reflecting a hypothetical scenario where the Payment at Maturity per $1,000 security Face Amount is equal to $1,000, the sum of the cash payments with respect to each Reference Underlying

	Lowest Closing Price During the Observation Period	Final Price	Portion of Payment at Maturity Attributable to Reference Underlying
Reference Underlying 1	$110	$120	$142.86
Reference Underlying 2	$105	$110	$142.86
Reference Underlying 3	$95	$115	$142.86
Reference Underlying 4	$90	$95	$142.86
Reference Underlying 5	$75	$95	$142.86
Reference Underlying 6	$70	$105	$142.86
Reference Underlying 7	$65	$110	$142.86

Table 1 reflects a hypothetical scenario where (1) the Closing Prices of Reference Underlyings 1 to 5 were greater than the Threshold Prices of such Reference Underlyings during the Observation Period and (2) the Closing Prices of Reference Underlyings 6 and 7 were less than the Threshold Prices of such Reference Underlyings on at least one Trading Day during the Observation Period but the Final Prices of such Reference Underlying were greater than their Initial Prices. In these circumstances, the portion of the Payment at Maturity attributable to each Reference Underlying per $1,000 security Face Amount is a cash payment of $1,000 multiplied by the weighting of such Reference Underlying, or $142.86. Thus, in the hypothetical scenario reflected in Table 1, the Payment at Maturity per $1,000 security Face Amount would be comprised entirely of cash and equal to $1,000, the sum of the cash payments on each Reference Underlying.

Table 2 – Reflecting a hypothetical scenario where the Payment at Maturity per $1,000 security Face Amount is comprised entirely of shares of the Reference Underlyings (or, at our election, the Cash Value thereof)

	Lowest Closing Price During the Observation Period	Final Price	Portion of Payment at Maturity Attributable to Reference Underlying
Reference Underlying 1	$70	$95	A Physical Delivery Amount of 1 share of Reference Underlying 1 and a cash amount in respect of 0.43 shares or, at our election, $135.71, the Cash Value of such Physical Delivery Amount
Reference Underlying 2	$70	$75	A Physical Delivery Amount of 1 share of Reference Underlying 2 and a cash amount in respect of 0.43 shares or, at our election, $107.25, the Cash Value of such Physical Delivery Amount
Reference Underlying 3	$65	$65	A Physical Delivery Amount of 1 share of Reference Underlying 3 and a cash amount in respect of 0.43 shares or, at our election, $92.95, the Cash Value of such Physical Delivery Amount
Reference Underlying 4	$60	$80	A Physical Delivery Amount of 1 share of Reference Underlying 4 and a cash amount in respect of 0.43 shares or, at our election, $114.40, the Cash Value of such Physical Delivery Amount
Reference Underlying 5	$55	$50	A Physical Delivery Amount of 1 share of Reference Underlying 5 and a cash amount in respect of 0.43 shares or, at our election, $71.50, the Cash Value of such Physical Delivery Amount
Reference Underlying 6	$55	$45	A Physical Delivery Amount of 1 share of Reference Underlying 6 and a cash amount in respect of 0.43 shares or, at our election, $64.35, the Cash Value of such Physical Delivery Amount
Reference Underlying 7	$50	$60	A Physical Delivery Amount of 1 share of Reference Underlying 7 and a cash amount in respect of 0.43 shares or, at our election, $85.80, the Cash Value of such Physical Delivery Amount

Table 2 reflects a hypothetical scenario where the Closing Price of each Reference Underlying was less than its Threshold Price on at least one Trading Day during the Observation Period and the Final Price of each Reference Underlying was less than its Initial Price. In these circumstances, the portion of the Payment at Maturity attributable to each Reference Underlying is a number of shares equal to the Physical Delivery Amount (or, at our option, the Cash Value thereof) for such Reference Underlying. The calculation of the Physical Delivery Amount for Reference Underlying 1 per $1,000 security Face Amount is shown below:

Cash Value = $1,000 + ($1,000 × Reference Underlying Return 1)) × weighting of Reference Underlying 1
= ($1,000 + ($1,000 × -0.05)) × (1/7)
= $135.71

Reference Underlying Return 1	= Final Price of Reference Underlying 1 – Initial Price of Reference Underlying 1
Initial Price of Reference Underlying 1
= $95 – $100
$100
= -0.05

Physical Delivery Amount	= Cash Value of Reference Underlying 1
Final Price of Reference Underlying 1
= $135.71
$95
= 1.43 shares of Reference Underlying 1

In the hypothetical scenario reflected in Table 2, the Payment at Maturity per $1,000 security Face Amount is comprised of shares of each of the Reference Underlyings, or, at our election, the Cash Value thereof. The Cash Value of the Payment at Maturity per $1,000 security Face Amount in this hypothetical scenario would be $671.96, the sum of the Cash Values of the Physical Delivery Amounts for all the Reference Underlyings.

Table 3 – Reflecting a hypothetical scenario where the Payment at Maturity per $1,000 security Face Amount is comprised of cash payments with respect to some Reference Underlyings and of shares of the other Reference Underlyings (or, at our election, the Cash Value thereof)

	Lowest Closing Price During the Observation Period	Final Price	Portion of Payment at Maturity Attributable to Reference Underlying
Reference Underlying 1	$110	$120	$142.86
Reference Underlying 2	$105	$110	$142.86
Reference Underlying 3	$65	$65	A Physical Delivery Amount of 1 share of Reference Underlying 3 and a cash amount in respect of 0.43 shares or, at our election, $92.95, the Cash Value of such Physical Delivery Amount
Reference Underlying 4	$90	$95	$142.86
Reference Underlying 5	$55	$50	A Physical Delivery Amount of 1 share of Reference Underlying 5 and a cash amount in respect of 0.43 shares or, at our election, $71.50, the Cash Value of such Physical Delivery Amount
Reference Underlying 6	$70	$105	$142.86
Reference Underlying 7	$50	$60	A Physical Delivery Amount of 1 share of Reference Underlying 7 and a cash amount in respect of 0.43 shares or, at our election, $85.80, the Cash Value of such Physical Delivery Amount

Table 3 reflects a hypothetical scenario where (1) the Closing Prices of Reference Underlyings 1, 2 and 4 were greater than the Threshold Prices of such Reference Underlyings during the Observation Period, (2) the Closing Price of Reference Underlying 6 was less than the Threshold Price of such Reference Underlying on at least one Trading Day during the Observation Period but the Final Price of such Reference Underlying was greater than its Initial Price, and (3) the Closing Prices of Reference Underlyings 3, 5 and 7 were less than the Threshold Prices of such Reference Underlyings on at least one Trading Day during the Observation Period and the Final Prices of such Reference Underlyings were less than their Initial Prices. In these circumstances, the portion of the Payment at Maturity attributable to Reference Underlyings 1, 2, 4 and 6 per $1,000 security Face Amount is a cash payment of $1,000 multiplied by the weighting of such Reference Underlying, or $142.86 for each such Reference Underlying. The portion of the Payment at Maturity attributable to Reference Underlyings 3, 5 and 7 is a number of shares equal to the Physical Delivery Amount (or, at our option, the Cash Value thereof) for each such Reference Underlying. Thus, in the hypothetical scenario reflected in Table 3, the Payment at Maturity per $1,000 security Face Amount is comprised of a combination of cash and shares of each of Reference Underlyings 3, 5 and 7, or, at our election, the Cash Value thereof. The aggregate value of the Payment at Maturity per $1,000 security Face Amount in this hypothetical scenario would be $821.69, the sum of the cash payments and Cash Values of the Physical Delivery Amounts paid with respect to the Reference Underlyings.

Because the Closing Prices of the actual Reference Underlyings may be subject to significant fluctuations over the term of the securities, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity with respect to each actual Reference Underlying. The tables above are intended to illustrate how the amount payable at maturity with respect to each Reference Underlying will depend on whether the Closing Price of such Reference Underlying was less than its Threshold Price on at least one Trading Day during the Observation Period and whether and by how much the Final Price of such the Reference Underlying has declined from its Initial Price.  The tables above are not intended to be representative of the actual payments that you may receive on an investment in the securities with respect to a particular Reference Underlying. The portion of your Payment at Maturity attributable to each Reference Underlying, whether in the form of a cash payment or a number of shares of the applicable Reference Underlying (or the Cash Value thereof), may differ materially from the hypothetical payments set forth above, depending on the actual Initial Price, Final Price, Threshold Price and Closing Prices through the Observation Period of each Reference Underlying.

Selected Purchase Considerations

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THE SECURITIES OFFER A HIGHER COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a coupon at a rate of 14.70% per annum (approximately 3.675% over the term of the securities). We believe that this coupon rate is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. In exchange for the higher coupon rate, you will be exposed to any negative performance of each Reference Underlying and you will not benefit from any increase in the price of any Reference Underlying. Because the securities are our senior unsecured obligations, any coupon payments and any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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MONTHLY COUPON PAYMENTS — The securities offer monthly coupon payments at a rate of 14.70% per annum (approximately 3.675% over the term of the securities).  Coupons will be payable monthly in arrears on May 17, 2010, June 15, 2010 and the Maturity Date to the holders of record at the close of business on the date 5 calendar days prior to the applicable Coupon Payment Date.  If a Coupon Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional coupon will accrue as a result of the delayed payment.

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THE SECURITIES DO NOT GUARANTEE THE RETURN OF YOUR INITIAL INVESTMENT — The return of your initial investment at maturity is protected so long as the Closing Price of each Reference Underlying is equal to or greater than its Threshold Price during the Observation Period, or the Final Price of each Reference Underlying is equal to or greater than its Initial Price. However, if the Closing Price of any Reference Underlying is less than its Threshold Price even once during the Observation Period and the Final Price of such Reference Underlying is less than its Initial Price, you will lose some of your initial investment in the securities. If the conditions in the previous sentence are true of every Reference Underlying, you could lose your entire investment in the securities.

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RETURN LINKED TO SEVEN EQUALLY WEIGHTED REFERENCE UNDERLYINGS — The return on the securities is linked to the performance of seven equally weighted Reference Underlyings. These Reference Underlyings are the common stocks of CONSOL Energy Inc. (“CONSOL”), Ford Motor Company (“Ford”), Lennar Corporation (“Lennar”), Royal Caribbean Cruises Ltd. (“Royal Caribbean”), RadioShack Corporation (“RadioShack”), SanDisk Corporation (“SanDisk”) and United States Steel Corporation (“U.S. Steel”).

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are unclear, we believe that it is reasonable to treat a security for U.S. federal income tax purposes as seven put options (each, a “Put Option” and, collectively, the “Put Options”) written by you to us, each with respect to a Reference Underlying, secured by a cash deposit equal to the Issue Price (the “Deposit”). Under this treatment, approximately 1.43% of each coupon payment will be attributable to interest on the Deposit, with the remainder representing the option premiums attributable to your grant of the Put Options (collectively, the “Put Premiums”). The Put Premium for each Put Option on, respectively, CONSOL Energy Inc., Ford Motor Company, Lennar Corporation, Royal Caribbean Cruises Ltd., RadioShack Corporation, SanDisk Corporation and United States Steel Corporation represents 13.69%, 9.71%, 13.21%, 13.01%, 12.24%, 16.51% and 20.20% of each coupon payment.

Assuming this treatment is respected, the Deposit will be taxed as a short-term debt instrument, while the Put Premiums will not be taken into account prior to sale, exchange or maturity of the securities.

Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”), and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be affected materially and adversely.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the Reference Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. Your initial investment is protected so long as the Closing Price of each Reference Underlying is equal to or greater than its Threshold Price during the Observation Period or the Final Price of each Reference Underlying is equal to or greater than its Initial Price. Under certain circumstances, you will receive at maturity, with respect to one or more Reference Underlyings, a predetermined number of shares of such Reference Underlying(s) (or, at our election, the Cash Value thereof).  The market value of those shares or the Cash Value thereof will be less than $1,000 multiplied by the weighting of such Reference Underlying and may be zero. Accordingly, you may lose some or all of your initial investment.

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YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES IF THE CLOSING PRICE OF ANY REFERENCE UNDERLYING IS LESS THAN ITS THRESHOLD PRICE AT ANY TIME DURING THE OBSERVATION PERIOD — If the Closing Price of any Reference Underlying is less than its Threshold Price at any time during the Observation Period and the Final Price of such Reference Underlying is less than its Initial Price, you will lose some of your initial investment in the securities.  You will be entitled to receive, with respect to any such Reference Underlying, a predetermined number of shares of such Reference Underlying (or, at our election, the Cash Value thereof).  The market value of those shares or the Cash Value thereof will be less than $1,000 multiplied by the weighting of such Reference Underlying and may be zero. Accordingly, you may lose some or all of your initial investment.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS THE COUPONS REGARDLESS OF ANY INCREASE IN THE PRICES OF THE REFERENCE UNDERLYINGS — You will not participate in any increase in the price of any Reference Underlying. The greatest payment that you will receive at maturity per $1,000 security Face Amount is $1,000 plus any accrued and unpaid coupons, regardless of any increase in the prices of any Reference Underlying, which may be significant. If the Closing Price of any Reference Underlying is less than its Threshold Price on any Trading Day during the Observation Period and the Final Price of such Reference Underlying is less than its Initial Price, the payment at maturity (excluding any coupon payments) with respect to such Reference Underlying will be less than $1,000 multiplied by the weighting of such Reference Underlying and may be zero. Accordingly, the return on the securities may be significantly less than the return on an investment that simply tracks the performance of the Reference Underlyings.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the value of the securities. Any Payment at Maturity or on a Coupon Payment Date is subject to our creditworthiness.

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CORRELATION (OR THE LACK OF CORRELATION) AMONG SOME OR ALL OF THE REFERENCE UNDERLYINGS MAY ADVERSELY AFFECT YOUR PAYMENT AT MATURITY — Movements in the prices of the Reference Underlyings may or may not correlate with each other.

Performance of the Reference Underlyings may not be correlated. Even at a time when most of the Reference Underlyings are experiencing positive performance, negative performance of at least one of the other Reference Underlyings will cause you to receive less than your initial investment in the securities at maturity if the Closing Price of the poorly performing Reference Underlying is less than its Threshold Price at any time during the Observation Period and the Final Price of such Reference Underlying is less than its Initial Price.

Performance of the Reference Underlyings may become highly correlated from time to time during the term of the securities, including, but not limited to, a period in which there is a substantial decline in a particular sector or sectors represented by some or all of the Reference Underlyings. High correlation during periods of negative performance among some or all of the Reference Underlyings could similarly cause you to receive a payment at maturity less than your initial investment.

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NO OWNERSHIP RIGHTS IN THE REFERENCE UNDERLYINGS – As a holder of the securities, you will not have any ownership interest or rights in any of the Reference Underlyings, such as voting rights or rights to receive dividend payments. In addition, no issuer of a Reference Underlying will have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of such Reference Underlying and the securities.

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ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Adjustment Factor applicable to each Reference Underlying for certain events affecting such Reference Underlying. See “Description of Securities – Anti-dilution Adjustments – Anti-dilution Adjustments for Common Stock” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all actions. If such an event occurs and the calculation agent is not required to make an adjustment, the value of the securities may be materially and adversely affected.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your initial investment in the securities, the original Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•
NO AFFILIATION WITH THE ISSUER OF ANY REFERENCE UNDERLYING — We are not affiliated with the issuer of any Reference Underlying. However, we and our affiliates may currently or from time to time in the future engage in business with any of the Reference Underlying issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Reference Underlyings and their issuers. You should make your own investigation into the Reference Underlyings and their issuers. None of the Reference Underlying issuers are involved in the securities offered hereby in any way and none of them have any obligation of any sort with respect to your securities. None of the Reference Underlying issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE REFERENCE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Reference Underlyings to which the securities are linked.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We and/or our affiliates may also currently or from time to time engage in business with the issuers of the Reference Underlyings, including extending loans to, or making equity investments in such entities or providing advisory services to them. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Underlyings, and these reports may or may not recommend that investors invest in the Reference Underlyings. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Underlyings as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

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HEDGING AND TRADING IN THE REFERENCE UNDERLYINGS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — While the securities are outstanding we or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Underlyings or instruments related to the Reference Underlyings.  We or our affiliates may also trade in the Reference Underlyings or instruments related to the Reference Underlyings from time to time.  Any of these hedging or trading activities as of the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the prices of the Reference Underlyings on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Reference Underlying;

•	the time remaining to maturity of the securities;

•	the prices and dividend rates on the Reference Underlyings;

•	interest and yield rates in the market generally and in the markets of the Reference Underlyings;

•	a variety of economic, financial, political, regulatory or judicial events;

•	events that result in anti-dilution adjustments with respect to any Reference Underlying;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities described herein. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

REFERENCE UNDERLYINGS

All information contained in this pricing supplement regarding each Reference Underlying is derived from publicly available sources and is provided for informational purposes only. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Reference Underlying contained in this pricing supplement. You should make your own investigation into each Reference Underlying.

Included on the following pages is a brief description of the Reference Underlying issuer of each of the respective Reference Underlyings. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Reference Underlyings as an indication of future performance. Each of the Reference Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the Reference Underlyings with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Reference Underlyings under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

CONSOL Energy Inc. (“CONSOL”)

According to publicly available information, CONSOL is a multi-fuel energy producer and energy services provider primarily serving the electric power generation industry in the United States. Information filed by CONSOL with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14901, or its CIK Code: 0001070412. CONSOL is traded on the New York Stock Exchange under the symbol “CNX US <EQUITY>.”

The following table sets forth the quarterly high and low closing prices for the common stock of CONSOL, based on daily closing prices, as reported by Bloomberg. CONSOL’s closing price on April 8, 2010 was $44.97.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2004	3/31/2004	$13.80	$10.86	$13.40
4/1/2004	6/30/2004	$18.25	$13.15	$18.00
7/1/2004	9/30/2004	$19.25	$15.17	$17.45
10/1/2004	12/31/2004	$21.47	$16.50	$20.53
1/1/2005	3/31/2005	$24.16	$18.95	$23.51
4/1/2005	6/30/2005	$27.08	$20.99	$26.79
7/1/2005	9/30/2005	$38.14	$27.87	$38.14
10/1/2005	12/31/2005	$39.52	$27.06	$32.59
1/1/2006	3/31/2006	$37.08	$30.24	$37.08
4/1/2006	6/30/2006	$48.14	$35.59	$46.72
7/1/2006	9/30/2006	$47.75	$29.06	$31.73
10/1/2006	12/31/2006	$37.67	$29.40	$32.13
1/1/2007	3/31/2007	$39.49	$29.19	$39.13
4/1/2007	6/30/2007	$49.56	$39.13	$46.11
7/1/2007	9/30/2007	$50.05	$36.40	$46.60
10/1/2007	12/31/2007	$73.58	$45.34	$71.52
1/1/2008	3/31/2008	$81.33	$59.03	$69.19
4/1/2008	6/30/2008	$117.34	$69.91	$112.37
7/1/2008	9/30/2008	$111.95	$41.47	$45.89
10/1/2008	12/31/2008	$41.75	$18.83	$28.58
1/1/2009	3/31/2009	$36.59	$22.58	$25.24
4/1/2009	6/30/2009	$43.57	$24.57	$33.96
7/1/2009	9/30/2009	$49.28	$29.75	$45.11
10/1/2009	12/31/2009	$52.87	$42.81	$49.80
1/1/2010	3/31/2010	$56.34	$42.28	$42.66
4/1/2010*	4/8/2010*	$45.94	$43.94	$44.97
*As of the date of this pricing supplement, available information for the second calendar quarter of 2010 includes data for the period through April 8, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The following graph sets forth the historical performance of CONSOL based on the daily closing prices from January 1, 2004 through April 8, 2010. We obtained the closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

Ford Motor Company (“Ford”)

According to publicly available information, Ford is one of the world’s largest producers of cars and trucks combined. Ford and its subsidiaries also engage in other businesses, including financing vehicles. Information filed by Ford with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-3950, or its CIK Code: 0000037996. Ford is traded on the New York Stock Exchange under the symbol “F US <EQUITY>.”

The following table sets forth the quarterly high and low closing prices for the common stock of Ford, based on daily closing prices, as reported by Bloomberg. Ford’s closing price on April 8, 2010 was $12.63.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2004	3/31/2004	$17.10	$12.89	$13.57
4/1/2004	6/30/2004	$16.36	$13.12	$15.65
7/1/2004	9/30/2004	$15.19	$13.80	$14.05
10/1/2004	12/31/2004	$14.88	$12.70	$14.64
1/1/2005	3/31/2005	$14.71	$10.99	$11.33
4/1/2005	6/30/2005	$11.37	$9.11	$10.24
7/1/2005	9/30/2005	$11.00	$9.66	$9.86
10/1/2005	12/31/2005	$9.89	$7.65	$7.72
1/1/2006	3/31/2006	$8.93	$7.55	$7.96
4/1/2006	6/30/2006	$7.96	$6.36	$6.93
7/1/2006	9/30/2006	$9.19	$6.19	$8.09
10/1/2006	12/31/2006	$9.03	$6.88	$7.51
1/1/2007	3/31/2007	$8.73	$7.51	$7.89
4/1/2007	6/30/2007	$9.49	$7.74	$9.42
7/1/2007	9/30/2007	$9.64	$7.50	$8.49
10/1/2007	12/31/2007	$9.20	$6.70	$6.73
1/1/2008	3/31/2008	$6.85	$5.11	$5.72
4/1/2008	6/30/2008	$8.48	$4.81	$4.81
7/1/2008	9/30/2008	$6.03	$4.17	$5.20
10/1/2008	12/31/2008	$4.55	$1.26	$2.29
1/1/2009	3/31/2009	$2.94	$1.58	$2.63
4/1/2009	6/30/2009	$6.41	$2.74	$6.07
7/1/2009	9/30/2009	$8.44	$5.35	$7.21
10/1/2009	12/31/2009	$10.20	$6.84	$10.00
1/1/2010	3/31/2010	$14.10	$10.00	$12.57
4/1/2010*	4/8/2010*	$12.77	$12.58	$12.63
*As of the date of this pricing supplement, available information for the second calendar quarter of 2010 includes data for the period through April 8, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The following graph sets forth the historical performance of Ford based on the daily closing prices from January 1, 2004 through April 8, 2010. We obtained the closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

Lennar Corporation (“Lennar”)

According to publicly available information, Lennar is one of the United States’ largest homebuilders and a provider of financial services. Information filed by Lennar with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11749, or its CIK Code: 0000920760. Lennar is traded on the New York Stock Exchange under the symbol “LEN US <EQUITY>.”

The following table sets forth the quarterly high and low closing prices for the common stock of Lennar, based on daily closing prices, as reported by Bloomberg. Lennar’s closing price on April 8, 2010 was $17.26.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2004	3/31/2004	$56.01	$43.33	$54.03
4/1/2004	6/30/2004	$54.16	$41.62	$44.72
7/1/2004	9/30/2004	$48.46	$40.99	$47.60
10/1/2004	12/31/2004	$56.68	$42.19	$56.68
1/1/2005	3/31/2005	$62.30	$52.93	$56.68
4/1/2005	6/30/2005	$63.75	$50.62	$63.45
7/1/2005	9/30/2005	$68.27	$53.49	$59.76
10/1/2005	12/31/2005	$62.85	$53.33	$61.02
1/1/2006	3/31/2006	$65.95	$55.17	$60.38
4/1/2006	6/30/2006	$62.28	$43.06	$44.37
7/1/2006	9/30/2006	$47.41	$40.07	$45.25
10/1/2006	12/31/2006	$54.17	$44.79	$52.46
1/1/2007	3/31/2007	$56.11	$42.21	$42.21
4/1/2007	6/30/2007	$46.50	$36.56	$36.56
7/1/2007	9/30/2007	$37.05	$22.26	$22.65
10/1/2007	12/31/2007	$25.82	$14.49	$17.89
1/1/2008	3/31/2008	$21.40	$12.99	$18.81
4/1/2008	6/30/2008	$21.81	$12.34	$12.34
7/1/2008	9/30/2008	$16.75	$10.24	$15.19
10/1/2008	12/31/2008	$15.34	$3.64	$8.67
1/1/2009	3/31/2009	$11.42	$5.87	$7.51
4/1/2009	6/30/2009	$10.52	$7.11	$9.69
7/1/2009	9/30/2009	$17.38	$8.22	$14.25
10/1/2009	12/31/2009	$15.19	$11.63	$12.77
1/1/2010	3/31/2010	$18.30	$12.77	$17.21
4/1/2010*	4/8/2010*	$17.56	$16.95	$17.26
*As of the date of this pricing supplement, available information for the second calendar quarter of 2010 includes data for the period through April 8, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The following graph sets forth the historical performance of Lennar based on the daily closing prices from January 1, 2004 through April 8, 2010. We obtained the closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

Royal Caribbean Cruises Ltd. (“Royal Caribbean”)

According to publicly available information, Royal Caribbean is the world’s second largest cruise company primarily serving the contemporary and premium segments of the cruise vacation industry. Information filed by Royal Caribbean with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11884, or its CIK Code: 0000884887. Royal Caribbean is traded on the New York Stock Exchange under the symbol “RCL US <EQUITY>.”

The following table sets forth the quarterly high and low closing prices for the common stock of Royal Caribbean, based on daily closing prices, as reported by Bloomberg. Royal Caribbean’s closing price on April 8, 2010 was $33.93.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2004	3/31/2004	$45.90	$34.79	$44.10
4/1/2004	6/30/2004	$45.80	$38.17	$43.41
7/1/2004	9/30/2004	$44.58	$39.30	$43.60
10/1/2004	12/31/2004	$55.42	$44.34	$54.44
1/1/2005	3/31/2005	$54.85	$43.17	$44.69
4/1/2005	6/30/2005	$48.72	$41.15	$48.36
7/1/2005	9/30/2005	$49.19	$41.88	$43.20
10/1/2005	12/31/2005	$47.14	$39.36	$45.06
1/1/2006	3/31/2006	$46.61	$40.90	$42.02
4/1/2006	6/30/2006	$43.01	$35.29	$38.25
7/1/2006	9/30/2006	$38.99	$32.60	$38.81
10/1/2006	12/31/2006	$43.92	$38.44	$41.38
1/1/2007	3/31/2007	$45.84	$38.97	$42.16
4/1/2007	6/30/2007	$44.95	$40.73	$42.98
7/1/2007	9/30/2007	$42.98	$36.17	$39.03
10/1/2007	12/31/2007	$43.60	$37.65	$42.44
1/1/2008	3/31/2008	$42.44	$30.56	$32.90
4/1/2008	6/30/2008	$35.85	$22.45	$22.47
7/1/2008	9/30/2008	$29.51	$19.54	$20.75
10/1/2008	12/31/2008	$21.26	$6.64	$13.75
1/1/2009	3/31/2009	$15.18	$5.50	$8.01
4/1/2009	6/30/2009	$17.09	$8.69	$13.54
7/1/2009	9/30/2009	$24.42	$12.16	$24.08
10/1/2009	12/31/2009	$26.89	$19.75	$25.28
1/1/2010	3/31/2010	$33.61	$25.16	$32.99
4/1/2010*	4/8/2010*	$34.77	$33.10	$33.93
*As of the date of this pricing supplement, available information for the second calendar quarter of 2010 includes data for the period through April 8, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The following graph sets forth the historical performance of Royal Caribbean based on the daily closing prices from January 1, 2004 through April 8, 2010. We obtained the closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

RadioShack Corporation (“RadioShack”)

According to publicly available information, RadioShack is primarily engaged in the retail sale of consumer electronics goods and services through store chains and non-RadioShack-branded kiosk operations. Information filed by RadioShack with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-5571, or its CIK Code: 0000096289. RadioShack is traded on the New York Stock Exchange under the symbol “RSH US <EQUITY>.”

The following table sets forth the quarterly high and low closing prices for the common stock of RadioShack, based on daily closing prices, as reported by Bloomberg. RadioShack’s closing price on April 8, 2010 was $23.04.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2004	3/31/2004	$35.41	$29.39	$33.16
4/1/2004	6/30/2004	$33.33	$28.63	$28.63
7/1/2004	9/30/2004	$29.57	$26.17	$28.64
10/1/2004	12/31/2004	$33.48	$28.40	$32.88
1/1/2005	3/31/2005	$34.30	$24.30	$24.50
4/1/2005	6/30/2005	$26.11	$23.17	$23.17
7/1/2005	9/30/2005	$27.10	$23.00	$24.80
10/1/2005	12/31/2005	$24.80	$20.69	$21.03
1/1/2006	3/31/2006	$22.90	$18.74	$19.23
4/1/2006	6/30/2006	$19.23	$14.00	$14.00
7/1/2006	9/30/2006	$19.71	$13.76	$19.30
10/1/2006	12/31/2006	$20.40	$16.49	$16.78
1/1/2007	3/31/2007	$27.19	$16.78	$27.03
4/1/2007	6/30/2007	$34.87	$26.90	$33.14
7/1/2007	9/30/2007	$34.85	$20.20	$20.66
10/1/2007	12/31/2007	$22.76	$16.86	$16.86
1/1/2008	3/31/2008	$19.23	$14.26	$16.25
4/1/2008	6/30/2008	$17.50	$12.27	$12.27
7/1/2008	9/30/2008	$19.36	$12.04	$17.28
10/1/2008	12/31/2008	$16.82	$8.11	$11.94
1/1/2009	3/31/2009	$12.79	$6.52	$8.57
4/1/2009	6/30/2009	$15.11	$8.78	$13.96
7/1/2009	9/30/2009	$17.28	$12.93	$16.57
10/1/2009	12/31/2009	$20.27	$15.03	$19.50
1/1/2010	3/31/2010	$23.65	$18.59	$22.63
4/1/2010*	4/8/2010*	$23.04	$22.43	$23.04
*As of the date of this pricing supplement, available information for the second calendar quarter of 2010 includes data for the period through April 8, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The following graph sets forth the historical performance of RadioShack based on the daily closing prices from January 1, 2004 through April 8, 2010. We obtained the closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

SanDisk Corporation (“SanDisk”)

According to publicly available information, SanDisk, a global technology company, is the inventor and largest supplier of NAND flash storage card products. Information filed by SanDisk with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-26734, or its CIK Code: 0001000180. SanDisk is traded on the Nasdaq Global Select Market under the symbol “SNDK US <EQUITY>.”

The following table sets forth the quarterly high and low closing prices for the common stock of SanDisk, based on daily closing prices, as reported by Bloomberg. SanDisk’s closing price on April 8, 2010 was $35.61.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2004	3/31/2004	$36.23	$23.75	$28.36
4/1/2004	6/30/2004	$32.67	$20.11	$21.69
7/1/2004	9/30/2004	$29.12	$19.61	$29.12
10/1/2004	12/31/2004	$31.42	$19.74	$24.97
1/1/2005	3/31/2005	$28.09	$21.45	$27.80
4/1/2005	6/30/2005	$28.75	$23.70	$23.73
7/1/2005	9/30/2005	$48.24	$23.64	$48.24
10/1/2005	12/31/2005	$65.14	$46.38	$62.82
1/1/2006	3/31/2006	$77.22	$53.06	$57.52
4/1/2006	6/30/2006	$65.54	$49.92	$50.98
7/1/2006	9/30/2006	$58.90	$37.51	$53.54
10/1/2006	12/31/2006	$61.73	$42.06	$43.03
1/1/2007	3/31/2007	$45.70	$36.42	$43.80
4/1/2007	6/30/2007	$48.94	$41.86	$48.94
7/1/2007	9/30/2007	$58.10	$47.60	$55.10
10/1/2007	12/31/2007	$55.08	$33.17	$33.17
1/1/2008	3/31/2008	$33.17	$20.55	$22.57
4/1/2008	6/30/2008	$33.10	$18.70	$18.70
7/1/2008	9/30/2008	$22.52	$13.35	$19.55
10/1/2008	12/31/2008	$20.65	$5.32	$9.60
1/1/2009	3/31/2009	$13.37	$7.65	$12.65
4/1/2009	6/30/2009	$16.44	$12.21	$14.70
7/1/2009	9/30/2009	$22.93	$13.33	$21.70
10/1/2009	12/31/2009	$30.13	$19.66	$28.99
1/1/2010	3/31/2010	$35.18	$25.42	$34.63
4/1/2010*	4/8/2010*	$35.99	$34.71	$35.61
*As of the date of this pricing supplement, available information for the second calendar quarter of 2010 includes data for the period through April 8, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The following graph sets forth the historical performance of SanDisk based on the daily closing prices from January 1, 2004 through April 8, 2010. We obtained the closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

United States Steel Corporation (“U.S. Steel”)

According to publicly available information, U.S. Steel is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. Information filed by U.S. Steel with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16811, or its CIK Code: 0001163302. U.S. Steel is traded on the New York Stock Exchange under the symbol “X US <EQUITY>.”

The following table sets forth the quarterly high and low closing prices for the common stock of U.S. Steel, based on daily closing prices, as reported by Bloomberg. U.S. Steel’s closing price on April 8, 2010 was $66.26. The Initial Price will be determined on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2004	3/31/2004	$39.54	$31.47	$37.27
4/1/2004	6/30/2004	$39.69	$25.78	$35.12
7/1/2004	9/30/2004	$39.96	$33.57	$37.62
10/1/2004	12/31/2004	$53.43	$32.88	$51.25
1/1/2005	3/31/2005	$63.12	$46.34	$50.85
4/1/2005	6/30/2005	$51.18	$34.10	$34.37
7/1/2005	9/30/2005	$45.40	$34.80	$42.35
10/1/2005	12/31/2005	$50.60	$34.64	$48.07
1/1/2006	3/31/2006	$63.22	$48.07	$60.68
4/1/2006	6/30/2006	$76.60	$56.99	$70.12
7/1/2006	9/30/2006	$70.20	$54.99	$57.68
10/1/2006	12/31/2006	$78.75	$55.06	$73.14
1/1/2007	3/31/2007	$101.22	$69.72	$99.17
4/1/2007	6/30/2007	$125.05	$99.17	$108.75
7/1/2007	9/30/2007	$116.10	$80.42	$105.94
10/1/2007	12/31/2007	$120.91	$86.42	$120.91
1/1/2008	3/31/2008	$126.87	$95.82	$126.87
4/1/2008	6/30/2008	$191.96	$132.65	$184.78
7/1/2008	9/30/2008	$175.35	$72.33	$77.61
10/1/2008	12/31/2008	$70.95	$20.97	$37.20
1/1/2009	3/31/2009	$40.14	$16.88	$21.13
4/1/2009	6/30/2009	$41.83	$22.62	$35.74
7/1/2009	9/30/2009	$50.24	$30.50	$44.37
10/1/2009	12/31/2009	$56.86	$34.48	$55.12
1/1/2010	3/31/2010	$65.44	$44.07	$63.52
4/1/2010*	4/8/2010*	$69.71	$65.70	$66.26
*As of the date of this pricing supplement, available information for the second calendar quarter of 2010 includes data for the period through April 8, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.

The following graph sets forth the historical performance of U.S. Steel based on the daily closing prices from January 1, 2004 through April 8, 2010. We obtained the closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. Past performance of the Reference Underlying is not indicative of the future performance of the Reference Underlying.

Supplemental Underwriting Information (Conflict of Interests)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a commission in connection with the sale of the securities of 1.50% or $15.00 per $1,000 Face Amount of securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.